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                                   EXHIBIT 10.14.1


                  AGREEMENT FOR PURCHASE AND SALE OF BUSINESS ASSETS


    THIS AGREEMENT is entered into by and between SAM LINDER, INC. dba "SAM LINDER HONDA, CADILLAC, OLDSMOBILE" (hereinafter referred to as "Seller"), and LITHIA MOTORS, INC. or its nominee (hereinafter referred to as the "Buyer").

    RECITALS:

    Seller is a California business corporation engaged in the business of selling and servicing Honda, Cadillac and Oldsmobile motor vehicles and related parts and accessories from premises located at 333 North Main Street, Salinas, California, under franchises issued by American Honda Motor Co., Inc. and General Motors Corporation.

    Buyer wishes to purchase from Seller, and Seller is willing to sell to Buyer, all assets relating to Seller's Honda, Cadillac and Oldsmobile franchises upon the terms and conditions set forth herein.

    Buyer (or a related entity) also wishes to lease and purchase the real property commonly referred to as 333 North Main Street, Salinas, California, and the purchase of Seller's business assets shall be conditioned upon the simultaneous closing of the leasing of that real property.

    NOW, THEREFORE, IN CONSIDERATION OF the mutual promises set forth herein, the parties agree as follows:

    1. DEFINITIONS. In this Agreement, the following words shall have the indicated meanings:

       (a) "CLOSING" shall refer to the consummation of the transaction contemplated under this Agreement in accordance with the terms hereof, and "Closing Date" shall refer to the actual date of Closing. "Target Closing Date" shall refer to December 2, 1996. "Final Closing Date" shall refer to the earlier of: (i) January 2, 1997, or (ii) the 11th business day after the condition precedent set forth in subparagraph 17(a) (the issuance of Franchisor approvals) has been satisfied or waived.

       (b) "SELLER'S BUSINESS" shall refer to any and all activities conducted by Seller in Monterey County, California, relating to the marketing and sale of new Honda, Cadillac and Oldsmobile vehicles and associated parts and accessories, and the repair and servicing of new or used Honda, Cadillac and Oldsmobile vehicles.

       (c) "PURCHASED ASSETS" shall refer to those assets which are identified in Paragraph 2 as being purchased and sold by the parties hereunder.

       (d) Seller's "EQUIPMENT" shall refer to all non-inventory items of tangible personal property presently owned or used by Seller in connection with Seller's Business, including all of Seller's machinery, tools, signs, office equipment, computer equipment, computer programs, microfiches, parts lists, repair manuals, sales or service brochures, furniture and fixtures, and further including all similar assets listed on Seller's financial statements as of June 30, 1996. Attached to this Agreement as Exhibit "A" is a listing prepared by Seller of certain items of Equipment being retained by Seller and not being purchased by Buyer.

       (e) The term "EQUIPMENT" shall include the Hercules Car Wash and new exterior awnings which have been ordered by Seller but not installed by Seller as of the date of this Agreement.

       (f) Seller's "INTANGIBLE ASSETS" shall refer to Seller's name ("Sam Linder Honda, Cadillac, Oldsmobile"), telephone and fax numbers, service customer lists, sales customer lists, vehicle sales records, vehicle service records, all rights of Seller under contracts assigned to and assumed by Buyer pursuant to this Agreement, all goodwill associated with Seller's Business, and all other intangible rights and interests of any value relating to Seller's Business.

       (g) "BUSINESS REAL PROPERTY" shall refer to the real property located at 333 North Main Street, Salinas, California which has been used in connection with Seller' business.

       (h) "FRANCHISORS" shall refer to American Honda Motor Co., Inc. and General Motors Corporation.

       (i) "NEW VEHICLE" shall refer to a Honda, Cadillac and Oldsmobile motor vehicle which: (i) is unregistered and unused, (ii) is from the 1996 or 1997 model year, (iii) has been driven for less than 500 odometer miles, and
(iv) may be represented or warranted to consumers as "new" under California law.

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       (j) "PROGRAM VEHICLE" shall mean any vehicle which has been purchased by Buyer at a factory auction or from a seller (or an affiliate of such seller) which is engaged in the business of renting or leasing vehicles.

       (k) "DEMONSTRATOR VEHICLE" shall mean any Honda, Cadillac and Oldsmobile vehicle which: (i) is from the 1996 or 1997 model year, and
(ii) either is registered in the name of Seller (and is being used by a third party which has received use of the vehicle in exchange for the advertising credit) or is registered in the name of a third party which has received use of the vehicle in exchange for advertising credit or (iii) is utilized by Seller or its employees and has not been sold at retail. "Used Vehicle" shall mean any vehicle which is not a new vehicle, a program vehicle or a demonstrator vehicle.

       (l) "DATE OF THIS AGREEMENT" shall refer to the first date upon which this Agreement has been signed by all of the parties.

       (m) All amounts payable by Buyer to Seller at Closing shall be paid by certified check drawn against a bank of Buyer's choice having offices located in Jackson County, Oregon, or by whatever other means shall be acceptable to Seller.

    2. PURCHASED ASSETS. Subject to paragraph 17, Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, the assets identified in Paragraphs 3, 4, 5, 6, 7, 8, 9 and 10 of this Agreement (the "Purchased Assets"). Excluded from this transaction are Seller's cash, accounts receivable, notes receivable, banking accounts and deposits, and all other assets not identified in such paragraphs or excluded pursuant to the terms hereof.

    3. INVENTORY OF NEW AND DEMONSTRATOR VEHICLES. Buyer shall purchase Seller's entire inventory of new Honda, Cadillac and Oldsmobile vehicles, as that inventory exists on the Closing Date. Buyer also shall purchase Seller's entire inventory of demonstrator vehicles, as that inventory exists on the Closing Date.

       (a) PRICE OF NEW VEHICLES. The purchase price for each of the new vehicles shall be equal to Seller's factory invoice cost, reduced by any factory hold-backs, factory rebates, factory incentives, carry-over model allowances, unexpired floor plan allowances, finance cost allowances, unpaid advertising allowances, and any other items which should reasonably be deducted in order to establish Seller's actual net cost for each vehicle, and further reduced by the actual net cost for any and all accessories, equipment and parts which are missing from a vehicle. Seller's actual net cost for the new vehicle shall include Seller's actual installed net cost for any and all parts and accessories reasonably installed by Seller on new vehicles in the ordinary course of business, including $80 per unit in connection with the installation of a silencer security system on Honda Civic, Prelude, and Passport models, and $74 per unit in connection with such installation on all other vehicles, and shall not include any other vehicle preparation charges or other dealer charges.

       (b) PRICE FOR DEMONSTRATOR VEHICLES. The purchase price for each of Seller's demonstrator vehicles shall be determined under subparagraph (a) in the same manner as for new vehicles, except that the purchase price for a demonstrator vehicle shall be reduced by ten cents ($0.10) for each odometer mile in excess of 1,000 miles.

       (c) DEDUCTION FOR DAMAGE TO NEW OR DEMONSTRATOR VEHICLES. Immediately prior to Closing, Buyer and Seller shall jointly inspect Seller's inventory of new and demonstrator vehicles. If any new or demonstrator vehicle purchased by Buyer from Seller is damaged, the price for that vehicle, as determined under subparagraph 3(a), shall be reduced by the actual net cost to Buyer of repairing that damage. If Buyer and Seller are unable to agree upon the actual net cost to Buyer of repairing the damage to a vehicle, then Buyer and Seller shall select an independent third party to determine that repair cost, which determination shall be binding upon both Buyer and Seller.

       (d) PAYMENT FOR NEW AND DEMONSTRATOR VEHICLES. The aggregate purchase price for all new and demonstrator vehicles purchased by Buyer from Seller shall be paid in full at Closing.

       (e) PURCHASE ORDERS FOR NEW VEHICLES. Immediately prior to Closing, Buyer and Seller shall jointly review Seller's outstanding purchase orders for new vehicles ordered from Seller by customers but not delivered prior to Closing. At Closing, Seller shall assign to Buyer, and Buyer shall assume from Seller, all of Seller's rights (including customer deposits) and obligations (including sales commissions) under such purchase orders; provided, however, that Buyer shall not be obligated to assume Seller's rights or obligations with respect to any new vehicle purchase order which is at a price less than factory invoice, or which provides for a trade-in at a price or under terms unacceptable to Buyer. At Closing, Buyer shall reimburse Seller for all deposits made by Seller with respect to ordered but undelivered new vehicles.

    4. INVENTORY OF USED VEHICLES. Except as hereinafter provided, Buyer shall purchase Seller's entire inventory of used vehicles as that inventory exists at Closing.

       (a) DISCLOSURES. Seller shall be obligated to: (i) disclose to Buyer any and all facts known to Seller concerning each used vehicle which Seller would be legally obligated to disclose to a consumer (including but not limited to known damage and usage history), and (ii) provide to Buyer legal odometer statements and free and clear title for each of the used vehicles.

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       (b) PRICE FOR USED VEHICLES AND PROGRAM VEHICLES.  The purchase price for each of Seller's used vehicles except used Honda vehicles shall be equal to the "wholesale" value for that vehicle as published in the Kelley Blue Book (Western Edition) for the period which includes the Closing Date plus $74 for each installed silencer security system, reduced by the amount, if any, reasonably necessary to repair or recondition such vehicle to a standard which is customary for such used vehicle to be sold at retail. Buyer shall perform all such repairs and reconditioning at the dealership location if possible, and any reduction of the used vehicle price shall not exceed 50% of the normal retail charge for such repairs or reconditioning. If it is not possible to perform such repairs or reconditioning at the dealership location, the reduction of the used vehicle price shall be Buyer's cost to complete such repairs or reconditioning. If the parties cannot agree upon the necessity for or the extent of such repairs or reconditioning, they shall select an independent third party to make such a determination, which determination shall be final and binding upon both Buyer and Seller.

    The purchase price for used Honda vehicles and Program Vehicles shall be that certain price determined by mutual agreement of Buyer and Seller. If Buyer and Seller are unable to agree upon the price for any used Honda vehicle or Program Vehicle, the Buyer shall have no right or obligation to purchase that vehicle, and Seller shall have no right or obligation to sell that vehicle. Buyer and Seller agree to use their best efforts to establish the proposed purchase prices of all used vehicles and program vehicles at least three business days prior to the anticipated Closing Date.

       (c) PAYMENT FOR USED VEHICLES. The aggregate purchase price for Seller's Inventory of used vehicles and Program Vehicles sold hereunder shall be paid in full at Closing.

    5. INVENTORY OF NEW PARTS AND ACCESSORIES. Buyer shall purchase Seller's entire inventory of new, current (non-obsolete), undamaged Honda, Cadillac and Oldsmobile vehicle parts and accessories furnished by Franchisors and/or third party suppliers, as that inventory exists on the Closing Date. Buyer shall purchase Seller's entire inventory of parts relating to silencer security systems at Seller's cost. Buyer shall have no obligation to purchase from Seller any parts or accessories which are used, damaged or obsolete.
For purposes of this Paragraph 5, a part or accessory shall be "obsolete" on the Closing Date if not then returnable to the supplier from which that part was originally purchased or if not then listed in the supplier's then-current price and parts books. Prior to Closing, Seller shall maintain Seller's inventory of parts and accessories at a level consistent with good business practices and Seller's normal and regular course of business.

       (a) PRICE FOR PARTS AND ACCESSORIES. The purchase price for each item in Seller's inventory of new, current and undamaged parts and accessories for Honda, Cadillac and Oldsmobile vehicles (whether manufactured by a Franchisor or third party suppliers) shall be the net cost of that item as set forth in the then most recent price book published by the supplier of that item, reduced by any discounts, rebates, incentives or allowances which should reasonably be taken into account in order to establish what Buyer's net cost for that item would be if that item was purchased by Buyer directly from that supplier at the time of Closing.

       (b) DETERMINATION OF INVENTORY OF PARTS AND ACCESSORIES. Seller's inventory of new, current and undamaged Honda, Cadillac and Oldsmobile parts and accessories shall be determined immediately prior to Closing (or on whatever earlier date shall be selected by mutual agreement of the parties) by a third party inventory service selected by mutual agreement of the parties. Buyer and Seller each shall be responsible for 50% of the fees charged by the inventory service for conducting the inventory.

       (c) PAYMENT FOR INVENTORY OF NEW PARTS AND ACCESSORIES. The purchase price for Seller's inventory of parts and accessories shall be paid in full at Closing.

    6. EQUIPMENT. Buyer shall purchase Seller's Equipment. Buyer acknowledges that Seller is retaining, and is not selling to Buyer, those items of Seller's Equipment which are listed on Exhibit "A" attached hereto.

       (a) PRICE FOR EQUIPMENT. The aggregate purchase price for Seller's Equipment shall be equal to the sum of: (i) Two Hundred Thirty-Three Thousand Five Hundred Fifty and 00/100 Dollars ($233,550), plus (ii) cost of new tools and displays required by either of the Franchisors and purchased by Buyer subsequent to August 1, 1996. In addition, Buyer will negotiate in good faith and pay to Seller a reasonable price for the office trailer located on the used car lot and the storage trailer located at the new car sales location. Buyer shall have the right to reasonably allocate the purchase price among the items of Equipment in whatever manner Buyer believes will best reflect the relative fair market values of those items. Seller hereby assigns to Buyer, subject to the Closing of this Agreement, Seller's agreement for the purchase and installation of new exterior awnings at the dealer premises. Buyer shall assume and pay the balance of the purchase price in connection with such contract and shall reimburse Seller at Closing its deposit in the amount of $9,411.00 previously paid under said contract.

       (b) PAYMENT FOR EQUIPMENT. Prior to or simultaneously with the execution of this Agreement, Buyer has deposited with The Escrow Forum, in Lake Forest, California, a $150,000.00 earnest money deposit to be applied against the purchase of the Equipment. The Escrow Forum shall deposit that $150,000.00 earnest money deposit in an interest bearing account. At Closing, that entire $150,000.00 earnest money deposit, together with all interest earned on that earnest money deposit, shall be credited against the purchase price for the Equipment. The balance of the purchase price for the Equipment shall be paid in full at Closing.

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    7. SUPPLIES.  Buyer shall purchase all of the gas, oil, nuts, bolts, paper products, office supplies, and other supplies which are held for use in Seller's Business. The price for all such supplies shall be Seller's actual net cost, as determined by mutual agreement of the parties, and shall be paid to Seller at Closing.

    8. CONTRACTUAL RIGHTS AND OBLIGATIONS. At Closing, Buyer shall assume all rights and obligations of Seller under those certain equipment leases and other contracts identified on Exhibit "B" attached hereto. Seller warrants that all of Seller's obligations under the contracts listed on Exhibit "B" shall be current at the time of Closing. Seller agrees to indemnify Buyer against all obligations under the contracts identified on Exhibit "B" which relate to periods prior to Closing. Buyer agrees to indemnify Seller against all obligations under the contracts identified on Exhibit "B" which relate to periods after Closing.

    9. REPAIR WORK IN PROGRESS. Buyer shall purchase all of Seller's vehicle repair work in progress (in-house and subcontracted), at a price equal to Seller's actual net cost (before profit and overhead) for all work completed prior to Closing. The purchase price for work in progress shall be paid at Closing.

   10. INTANGIBLE ASSETS.  Buyer shall purchase all of Seller's Intangible
Assets.

       (a) The aggregate purchase price for Seller's Intangible Assets shall be Eight Hundred Thousand One and 00/100 Dollars ($800,001.00). The $800,001.00 purchase price for Seller's Intangible Assets shall be paid in full at Closing. The $800,001.00 purchase price shall, subject to paragraph 17(a)(1)(iv), be allocated among the items which constitute the Intangible Assets as follows:


                                            (1)Four Hundred Thousand Dollars
($400,000.00) shall be allocated to the purchase of the goodwill, service customer lists, sales customer lists, vehicle sales records, vehicle service records, and other intangible rights and interests of any value relating to Seller's Honda franchise.


                                            (2)Four Hundred Thousand Dollars
($400,000.00) shall be allocated to the purchase of the goodwill, service customer lists, sales customer lists, vehicle sales records, vehicle service records, and other intangible rights and interests of any value relating to Seller's Cadillac and Oldsmobile franchises.


                                            (3)One Dollar ($1.00) shall be
allocated to all of the Intangible Assets not identified in subparagraphs 10(a)(1) and 10(a)(2).


                                            (4)The parties agree that there is
no separate value to the nontransferable Honda, Cadillac and Oldsmobile franchises issued by the Franchisors.

       (b) In order for Buyer to receive the full benefit of the intangible good will being purchased by Buyer, it will be necessary for Buyer to perform no-charge repair work and vehicle warranty work with respect to vehicles repaired or sold by Seller prior to Closing. In partial consideration of the $800,001.00 amount being paid by Buyer for the Intangible Assets, Seller agrees to reimburse Buyer for fifty percent (50%) of the net cost to Buyer of repair and warranty services on Used Vehicles which are not covered by factory or other warranty and which are reported to Buyer within 30 days and performed by Buyer within 90 days after Closing in order to satisfy:
(i) customers who are dissatisfied with repair services provided by Seller prior to Closing, and (ii) warranty claims with respect to Used Vehicles purchased from Seller prior to Closing. Seller agrees to reimburse Buyer pursuant to the preceding sentence on a monthly basis, with payment to be made within ten (10) days after Buyer submits a billing for the cost of repair and warranty services performed during the preceding calendar month. During the same period of time, Seller shall pay to Buyer the cost of additional equipment or services furnished by Buyer after Closing pursuant to Customer purchase orders on New Vehicles sold prior to Closing and for which Seller had been paid prior to Closing.

       (c) Seller agrees that Seller shall not, during the 5 year period beginning on the Closing Date, directly or indirectly: (i) engage in the sale or servicing of new or used motor vehicles or the sale of motor vehicle parts or accessories within the geographical limits of Monterey County, California, or (ii) suggest, request, advise, encourage or cause any person or entity to avoid, reduce or terminate any business relationship with Buyer (including any relationship as a customer, supplier or partner of Buyer). In the event of any actual or threatened breach of Seller's covenant against competition or interference, Buyer shall be entitled to an injunction preventing further breach.

   11. LIMITATION ON LIABILITIES ASSUMED. Except as provided in subparagraph 3(e), Paragraph 8 and Paragraph 9, Buyer shall not, by reason of this Agreement or Buyer's purchase of the Purchased Assets, take responsibility for any liabilities, debts or obligations of Seller (including Seller's trade payables, account payables, obligations to employees, or tax liabilities except such obligations as Buyer expressly assumes under this Agreement or obligations which are mandated by state or federal law). Buyer and Seller hereby waive the requirements, if any, relating to compliance with any bulk sales transfer act. Seller shall indemnify Buyer against any claims not otherwise assumed by Buyer as a result of any such noncompliance.

   12. LIMITED CONFIDENTIALITY. Buyer and Seller each agree to take all reasonable actions to prevent unnecessary disclosure to any third parties of any information relating to this transaction and the terms of this Agreement; provided, however, that in connection with Buyer's intended offering of its securities, Buyer shall have the right to make a full public disclosure of such information as Buyer shall determine to be necessary or appropriate relating to this Agreement and the results of Buyer's due diligence;

provided further, that Seller takes no responsibility for the accuracy or completeness of any such disclosure and this Agreement does not create any rights in third parties.

   13. WARRANTIES OF SELLER. Seller makes the following warranties to Buyer, with the intent that Buyer rely thereon:

       (a) CORPORATE ORGANIZATION. Seller is a corporation organized, validly existing, and in good standing under the laws of the State of California. Seller is qualified to do business in the State of California, and has full power and authority to own, use and sell its assets.

       (b) CORPORATE AUTHORITY. Seller's board of directors and shareholders have authorized the execution and delivery of this Agreement to Buyer and the carrying out of its provisions. This Agreement will not violate any judicial, governmental or administrative decree, order, writ, injunction, or judgment, and will not conflict with or constitute a default under Seller's bylaws, or any contract, agreement, or other instrument to which Seller is a party or by which it may be bound.

       (c) UNDISCLOSED LIABILITIES AND CONTRACTUAL COMMITMENTS. Except as otherwise disclosed in this Agreement (or in an attached Exhibit), no lawsuit or action, administrative proceeding, arbitration proceeding, governmental investigation, or other legal or equitable proceeding of any kind is pending or threatened against Seller which might adversely affect the value of the Purchased Assets.

       (d) CONDITION OF EQUIPMENT. The condition of the Equipment is sufficient to permit Seller to operate its business in the ordinary course. Seller will continue to perform routine maintenance and repair with respect to the Equipment prior to Closing.

       (e) GOOD TITLE. Seller has, and shall transfer to Buyer at Closing, good and marketable title to all of the Purchased Assets, free and clear of all security interests or liens. All current and accrued taxes which may become a lien against any of the Purchased Assets shall have been paid by Seller prior to Closing (including property taxes, sales taxes and excise taxes).

       (f) TOXIC MATERIALS. Seller has provided to Buyer a report of an environmental audit dated January 12, 1990 performed by Dames & Moore relating to the real property referred to as 333 North Main Street, Salinas, California. To the best of Seller's knowledge, no material unlawful release, storage or use of toxic materials has occurred on such real property since the date of such report. For the purposes hereof the phrase "toxic materials" shall include all substances deemed to be pollutants, toxic materials or hazardous materials under any California or federal law.

       (g) There are no claims by or on behalf of any of Seller's employees pending in any court or before any governmental agency or other similar entity charging Seller with any unfair labor practice, unpaid wages or overtime, discrimination or other claims or grievances relating to terms or conditions of employment at Seller's business.

       (h) INDEMNIFICATION FOR BREACH OF WARRANTIES. Seller shall indemnify Buyer against all losses, damages and costs (including attorney fees and court costs) relating to any warranty made by Seller in this Agreement which is false, misleading, incomplete or inaccurate (either on the date of this Agreement or at the time of Closing). If at any time prior to Closing Seller determines that any warranty made by Seller in this Agreement is incorrect, incomplete or misleading, then Seller shall advise Buyer of that fact and shall provide to Buyer in writing whatever other information shall be necessary to cause that warranty to be correct, complete and not misleading.

   14. OTHER AGREEMENTS.

       (a) EMPLOYEE ISSUES. Within 10 days after the date of this Agreement, Seller shall provide to Buyer the following: (i) a census of Seller's employees and (ii) a written disclosure of all benefits made available to Seller's employees (including qualified and non-qualified retirement plans). All employee benefit plans maintained by Seller for its employees shall be fully funded prior to Closing. Seller shall pay all wages, commissions, accrued vacation pay (if any) and other accrued compensation earned by Seller's employees prior to Closing (together with all accrued FICA and withholding taxes). Seller shall terminate the employment of all of Seller's employees except Sam Linder effective as of the close of business on the Closing Date. At Buyer's sole discretion, Buyer may (but shall not be obligated to) hire any of Seller's employees; provided, however, Buyer shall offer employment to Basil Howell as provided in paragraph 25(g) and provided further, that Buyer shall offer employment to all of Seller's employees who are covered by the Collective Bargaining Agreement between Seller and District Lodge 93 I.A.M. & A.W. as amended May 23, 1996 on the terms and conditions provided in said Collective Bargaining Agreement. Seller hereby assigns, subject to the Closing of this Agreement, said Collective Bargaining Agreement to Buyer, and Buyer agrees to assume and perform the duties and obligations thereunder. Seller agrees that for a period of six months following Closing it will not offer employment to any of Seller's terminated employees unless Buyer shall fail to employ any such employees or shall subsequently terminate any such employee.

       (b) FINANCIAL DISCLOSURES. Buyer (at Buyer's expense) shall have the right, at any time prior to Closing, to conduct a certified audit (by one or more certified public accounting firms selected by Buyer) of: (i) Seller's balance sheet for 1994 and 1995, (ii) Seller's income and cash flow statements for 1993, 1994 and 1995, and (iii) Seller's balance sheet and income and cash flow statements for all subsequent interim periods prior to Closing. Seller agrees to cooperate and assist in the prompt and efficient completion of all such audit activities, recognizing that the audit process may result in inconveniences or inefficiencies to Seller's Business.

       (c) FRANCHISORS' CONSENT. The parties shall take all actions which are reasonably necessary on the part of either of them to obtain the consent of the Franchisors to the issuance to Buyer of exclusive franchises for the sale of new Honda, Cadillac and Oldsmobile vehicles in the same geographical area as Seller's current franchises in Monterey County, California.

   15. CONDUCT OF BUSINESS PENDING CLOSING. Seller warrants that during the period beginning on the date of this Agreement and ending at Closing:
(i) Seller shall continue to operate Seller's Business in the usual and ordinary course, and in substantial conformity with all applicable laws, ordinances, regulations, rules or orders; (ii) Seller shall not allow any liens to be placed against any of the Purchased Assets unless those liens are discharged prior to Closing; (iii) Seller shall not take any action which may cause a material adverse change in the operations of Seller's Business;
(iv) Seller shall not conduct any sale which shall use the words or phrases "Going Out of Business Sale" or other words or phrases having similar meanings, but Seller may conduct a "Change of Ownership Sale" or similar type sale prior to Closing; (v) Seller shall use its best efforts to preserve the value of the Honda, Cadillac and Oldsmobile franchises in Monterey County, California; and
(vi) Buyer shall have the right, at Buyer's expense, to maintain an employee on Seller's business premises, and Seller agrees to provide that employee with access to and the right to participate in all aspects of Seller's Business.

   16. REPRESENTATIONS AND WARRANTIES OF BUYER. Buyer hereby makes the following representations and warranties to Seller, with the intent that Seller rely thereon:

       (a) ORGANIZATION. Lithia Motors, Inc. is a corporation organized, validly existing and in good standing under the laws of the State of Oregon, and is entitled to own property and to carry on its business.

       (b) AUTHORITY. This Agreement has been authorized by the board of directors of Lithia Motors, Inc. This Agreement will not violate the provision of any judicial, governmental or administrative decree, order, writ, injunction, or judgment, or conflict with or constitute a default under, the Article or bylaws of Lithia Motors, Inc., or any contract, agreement, or other instrument to which Lithia Motors, Inc. is a party.

       (c) PERFORMANCE BY BUYER. Buyer is aware of no facts relating to its business operations which could cause either of the Franchisors to prevent or frustrate the consummation of the terms of this Agreement other than the fact that it intends to offer its securities for sale to the public, and is aware of no facts which could prevent the Buyer from performing all of the terms and conditions to be performed by Buyer hereunder.

       (d) INDEMNIFICATION FOR BREACH OF WARRANTIES. Buyer shall indemnify Seller against all losses, damages and costs (including attorney fees and court costs) relating to any warranty made by Buyer in this Agreement which is false, misleading, incomplete or inaccurate (either on the date of this Agreement or at the time of Closing).

   17. CONDITIONS TO CLOSING. The obligation of the parties to close this transaction is subject to each of the following conditions (each of which is for the benefit of the parties and may be waived by either or both of them), and either party shall have the right to rescind this Agreement if any of the following conditions is not satisfied in accordance with its terms:

       (a) Buyer shall have obtained from Franchisors, prior to the Final Closing Date, exclusive franchises to sell new Honda, Cadillac and Oldsmobile vehicles in the same geographical area as Seller's current franchises in Monterey County, California (as evidenced by the issuance to Buyer by Franchisors of appropriate Dealership Sales and Service Agreement, and the approval of Buyer as the publicly owned Dealer-Operator of the franchises), and Buyer agrees to use its best reasonable efforts to obtain those franchises.

                                            (1)If General Motors Corporation
exercises its right of first refusal to purchase all of the assets relating to Seller's Cadillac and Oldsmobile franchises or declines to permit the transfer to or purchase by Buyer, then:

                                            (i)Buyer agrees to waive the
requirement set forth in the first sentence of this subparagraph 17(a) with respect to Seller's Cadillac and Oldsmobile franchises; and

                                            (ii)Buyer shall not be obligated or
entitled to purchase any of Seller's inventory of new or demonstrator Cadillac or Oldsmobile vehicles;

                                            (iii)Buyer shall not be obligated
or entitled to purchase any of Seller's inventory of Cadillac or Oldsmobile parts and accessories, or new tools or displays acquired by Seller since August 1, 1996 relating to the sale, repair or servicing of Cadillac or Oldsmobile vehicles;

                                            (iv)Buyer shall not be obligated or
entitled to purchase any of the goodwill, service customer lists, sales customer lists, vehicle sales records, vehicle service records, and other intangible rights and interests of any value relating to Seller's Cadillac and Oldsmobile franchises, and the purchase price for Seller's intangible assets shall be reduced by an amount which is the lesser of (x) the fair market value of the intangible assets described in subparagraph 10(a)(2) or (y) $800,000 less the fair market value of the intangible assets described in subparagraph 10(a)(1).

                                            (v)All other terms of this
Agreement shall remain in effect.

       (b) Buyer shall be reasonably satisfied with any facility improvement requirements which are imposed by American Honda Motor Co., Inc. which have an aggregate cost of more than $50,000.00.

       (c) The leasing of the Business Real Property by Buyer (or a related entity) shall be closed concurrently with this transaction (in accordance with the terms of the lease agreement which is attached hereto as Exhibit "D"), and the Earnest Money Agreement attached hereto as Exhibit "E" shall be executed by the necessary parties at or prior to Closing.

       (d) All of Seller's and Buyer's agreements and warranties set forth in this Agreement shall be correct, complete and not misleading at Closing; provided that Buyer's decision to close this transaction shall not release Seller from liability to Buyer for any warranty which is subsequently determined to be incorrect, incomplete or misleading unless Buyer had knowledge of such incorrect or incomplete matter prior to Closing.

   18. CLOSING. The parties shall make all reasonable effort to close the purchase and sale under this Agreement at or before 5:00 p.m., Pacific Standard Time, on or before the Final Closing Date, at the offices of The Escrow Forum, in Lake Forest, California, or at such other location as shall be selected by mutual agreement of the parties.

       (a) The parties agree to establish a closing escrow account at The Escrow Forum, in Lake Forest, California (the "Closing Escrow Agent"). Buyer and Seller each shall pay one-half (1/2) of the closing escrow fees. Buyer and Seller agree to execute whatever reasonable escrow instructions may be required by Closing Escrow Agent in connection with this transaction. In the event of any conflict between those escrow instructions and this Agreement, the terms of this Agreement shall prevail.

       (b) In all events, the Closing of the transaction contemplated under this Agreement shall occur (if at all) on or before the Final Closing Date.

       (c) If this transaction closes as provided herein, then actual possession and all risk of loss, damage or destruction with respect to the Purchased Assets, shall be deemed to have been delivered to Buyer at 11:59 p.m., Pacific Standard Time, on the Closing Date.

       (d) At Closing, and coincidentally with the performance of the obligations to be performed by Buyer at Closing, Seller shall deliver to Buyer the following: (i) all bills of sale, assignments and other instruments of transfer, in form and substance reasonably satisfactory to Buyer, which shall be necessary to convey the Purchased Assets to Buyer; and (ii) all other payments and documents required under this Agreement.

       (e) At Closing, and coincidentally with the performance of all obligations required of Seller at Closing, Buyer shall deliver to Seller the following: (1) payment for the Purchased Assets; and (ii) all other payments and documents required under this Agreement.

       (f) If Closing does not take place on or before the Final Closing Date because there has been a failure of any condition precedent set forth in Paragraph 17, then: (i) all rights and obligations of both parties under this Agreement shall terminate, (ii) Buyer shall be entitled to a refund of the entire $150,000.00 earnest money deposit (and interest earned thereon) referred to in subparagraph 6(b), and (iii) this Agreement and all predecessor agreements shall thereafter be void and of no effect.

       (g) If Closing does not take place on or before the Final Closing Date because of Buyer's material breach of this Agreement, then the $150,000.00 earnest money deposit delivered by Buyer to The Escrow Forum (together with all interest earned thereon while held by The Escrow Forum) shall be forfeited to Seller as Seller's sole and exclusive remedy for Buyer's breach, and Seller shall have no other rights or remedies against Buyer by reason of that breach. If Closing does not take place on or before the Final Closing Date because of Seller's material breach of this Agreement, then Buyer shall be entitled to: (i) a refund of the entire $150,000.00 earnest money deposit previously delivered to Buyer to The Escrow Forum (together with all interest earned thereon while held by The Escrow Forum), (ii) any and all other rights and remedies for that breach which are specified in this Agreement or which may be provided by law or in equity.

       (h) Both parties agree to make a good faith effort to execute and deliver all documents and complete all actions necessary to consummate this transaction.

   19. BOOKS AND RECORDS. Until July 1, 1997, Seller shall maintain Seller's financial records, and Buyer and its agents shall have full reasonable access to Seller's financial statements and general ledger and may make copies thereof.

   20. SELLER'S ACCOUNTS RECEIVABLE. Until July 1, 1997, Buyer shall, on Seller's behalf, and at no charge to Seller, accept any payment with respect to Seller's customer receivables and other receivables arising out of the operation of Seller's Business prior to Closing. All collected receivables from vehicle sales shall be delivered to Seller within ten (10) days after collection, and all other collected receivables shall be delivered to Seller on a monthly basis. Buyer shall have no obligation to undertake collection efforts with respect to Seller's receivables, and Buyer's only obligation shall be to account for and pay over Seller's receivables which are actually received by Buyer.

   21. SURVIVAL OF REPRESENTATIONS. All representations, warranties, indemnification obligations and covenants made in this Agreement shall survive the Closing, and shall remain in effect for two years following Closing, except Seller's warranty set forth in paragraph 13(f) which shall survive for a period of three years and Seller's warranty contained in paragraph 13(e) which shall survive until the expiration of the latest period allowable in any applicable statute of limitation. No claim for indemnity or for breach of warranty or any covenant herein shall be brought by either party unless such claim or aggregate claims total at least $25,000.

   22. BROKERAGE COMMISSIONS. Buyer and Seller each agree to pay to National Business Brokers, Inc., at Closing, the commission required under their respective commission agreements relating to this transaction.

   23. ASSIGNMENT BY BUYER. Lithia Motors, Inc. shall have the right to assign all rights and obligations of Lithia Motors, Inc. as "Buyer" under this Agreement. In the event of any such assignment, the assignee shall assume all rights and obligations of the Buyer under this Agreement, and Lithia Motors, Inc. shall remain jointly liable for all obligations of the Buyer.

   24. LEASE OF USED CAR LOT. At Closing, Buyer agrees to sublease from Seller the used car lot located at 301 Main Street, Salinas, California, at a rental of $2,400.00 per month (on a "triple net" basis) for the period remaining on Seller's existing lease for that property (which period shall be less than 18 months at Closing). At Closing, Buyer agrees to purchase from Seller the office trailer located on the used car lot, at a mutually agreed upon price to be paid in cash.

   25. MISCELLANEOUS.

       (a) There are no oral agreements or representations between the parties which affect this transaction, and this Agreement supersedes all previous negotiations, warranties, representations and understandings between the parties. True copies of all documents referenced in this Agreement are attached hereto. If any provision of this Agreement shall be determined to be void by any court of competent jurisdiction, then that determination shall not affect any other provision of this Agreement, and all other provisions shall remain in full force and effect. If any provision of this Agreement is capable of two constructions, only one of which would render the provision valid, then the provision shall have the meaning which renders it valid. The paragraph heading in this Agreement are for convenience purposes only, and do not in any way define or construe the contents of this Agreement.

       (b) This Agreement shall be governed and performed in accordance with the laws of the State of Oregon. If suit or action is instituted in connection with any controversy arising out of this Agreement, the prevailing party in that suit or action or any appeal therefrom shall be entitled to recover, in addition to any other relief, the sum which the court may judge to be reasonable attorney fees.

       (c) This Agreement may be executed in multiple counterparts, each of which shall be an original, and all of which shall constitute a single instrument, when signed by both of the parties. This Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the respective parties.

       (d) Waiver by either party of strict performance of any provision of this Agreement shall not be a waiver of, and shall not prejudice the party's right to subsequently require strict performance of, the same provision or any other provision. The consent or approval of either party to any act by the other party of a nature requiring consent or approval shall not render unnecessary the consent to or approval of any subsequent similar act.

       (e) All notices provided for herein shall be in writing and shall be deemed to be duly given when mailed by United States certified mail, postage prepaid, to the last-known address of the party entitled to receive the notice, or when personally delivered to that party.

       (f) Time is of the essence to this Agreement.

       (g) Buyer shall offer employment to Basil Howell in a management position in connection with the operation of the business purchased at least until July 1, 1997, on terms and conditions which include the normal rate of pay and employment rules of equivalent position at Buyer's other dealerships (adjusted, if appropriate, for the geographic area and competitive marketplace). Buyer will use its best efforts to reach agreement with Basil Howell prior to Closing concerning the terms and conditions of the offered employment. In addition, Buyer shall provide office space at the business until July 1, 1997 for a person to be designated by Seller who shall have responsibilities in connection with the collection of accounts receivable of Seller, repossessions and other matters relating to the transition of ownership and operations from Seller to Buyer.

       (h) References to "the best of Seller's knowledge" or similar language shall mean the actual knowledge of Sam Linder or Basil Howell. Any agreement, consent or other action of Buyer's parent company (Lithia Holding Company, LLC) shall constitute the agreement, consent or action of Buyer if the same is in writing and communicated to Seller.

       (i) After Closing, Buyer shall cooperate with Seller in connection with repossessions of vehicles sold by Seller prior to Closing, including the temporary storage of any such vehicles. If requested by Seller, following Closing, Buyer will assist Seller in processing financial statements and related financial information for the period ending on the Closing Date.

    IN WITNESS WHEREOF, the parties have executed this Agreement on the dates indicated below.

SELLER:                                     SAM LINDER, INC.


By:__________________________
     Sam Linder, President                   Dated


BUYER:  LITHIA MOTORS, INC. (OR NOMINEE)


By:___________________________               _______________________________
   Sidney B. DeBoer, President               Dated

          EXHIBIT "A" TO AGREEMENT FOR PURCHASE AND SALE OF BUSINESS ASSETS


                      Between SAM LINDER, INC., as "Seller", and
                      LITHIA MOTORS, INC. (OR NOMINEE), as Buyer


LIST OF EQUIPMENT, FURNITURE AND FIXTURES BEING RETAINED BY SELLER


                             [See pages attached hereto.]

                    EXHIBIT "B" TO AGREEMENT FOR PURCHASE AND SALE
                                  OF BUSINESS ASSETS


                      Between SAM LINDER, INC., as "Seller", and
                LITHIA HOLDING COMPANY, L.L.C. (OR NOMINEE), as Buyer

                    LISTING OF LEASES AND AGREEMENTS BEING ASSUMED

                             [See pages attached hereto.]


              EXHIBIT "C" TO AGREEMENT FOR PURCHASE AND SALE OF BUSINESS
                                        ASSETS

                      Between SAM LINDER, INC., as "Seller", and
                      LITHIA MOTORS, INC. (OR NOMINEE), as Buyer

                            DISCLOSURE OF TOXIC MATERIALS

                          [See __ page(s) attached hereto.]

              EXHIBIT "D" TO AGREEMENT FOR PURCHASE AND SALE OF BUSINESS
                                        ASSETS

                      Between SAM LINDER, INC., as "Seller", and
                      LITHIA MOTORS, INC. (OR NOMINEE), as Buyer

                               COPY OF LEASE AGREEMENT

                           [See __ pages attached hereto.]

              EXHIBIT "E" TO AGREEMENT FOR PURCHASE AND SALE OF BUSINESS
                                        ASSETS


                      Between SAM LINDER, INC., as "Seller", and
                      LITHIA MOTORS, INC. (OR NOMINEE), as Buyer

                            COPY OF EARNEST MONEY CONTRACT

                             [See pages attached hereto.]

"EXHIBIT A" TO AGREEMENT FOR PURCHASE AND SALE OF BUSINESS ASSETS


1.  P/C WITH GOLDEN STATE AUTO FILES
2.  CORRAL DE TIERRA MEMBERSHIP
3.  ALL DEPOSITS
4.  SAM LINDER'S COMPLETE OFFICE FURNISHINGS
5.  BLIMP WITH SAM LINDER LOGO
6.  P/C IN BUSINESS OFFICE

           EXHIBIT B TO AGREEMENT FOR PURCHASE AND SALE OF BUSINESS ASSETS

                       Sam Linder, Inc. and Lithia Motors, Inc.

                                            1.   Agreement between International
Association of Machinists & Aerospace Workers District Lodge No. 93 and Sam Linder Cadillac/Honda/Oldsmobile 1994-1996 and amendment thereto dated May 23, 1996 which extends the agreement through May 31, 1999.

    2. Lease Agreement with HLC Financial, Inc. covering certain equipment described in said lease provided by Market Scan Information Systems, Inc.

    3. Master Services Agreement between ADP, Inc. and Sam Linder Cadillac/Honda/Oldsmobile dated January 1996.

    4. Maintenance Contract between New Wave Industries, Ltd. and Sam Linder Auto Center relating to a mobile car wash system renewable annually.

    5.                                      Security Service Agreement
effective March 3, 1996 between BRG Services, Inc. dba Monterey Peninsula Mobile Security and Sam Linder's Town & Country Auto Center for security services terminating March 2, 1997 and continuing thereafter on a month-to-month basis.

    6. Computer Equipment Schedule for Lease & Maintenance including a Computer Equipment Lease Agreement dated May 16, 1996 between American Honda Motor Co., and Sam Linder Honda, HondaNet 2,000 DCS Software License Agreement between the same parties and Computer Equipment Maintenance Agreement between the same parties.

    7. Lease and Lease Extension and Option Agreement relating to premises at 301 N. Main Street, Salinas, California, for a term ending August 31, 1997 with an option to renew upon 180 days' notice for an additional three years at a negotiated rental. The lessor is Betty Ann Javorski and the lessee is Sam Linder, Inc.

    8. Contract with Cintas Corporation to supply certain uniforms, shop towels, and other items dated October 1, 1992 and expiring September 30, 1997 and renewable thereafter unless cancelled upon 60 days' written notice in advance of expiration.

    9. Agreement with Automotive Environmental Services Corporation and Sam Linder Auto Center for the disposal of waste anti-freeze.

    10. Agreement with Evergreen Environmental Services and Sam Linder Cadillac/Honda/Oldsmobile for the transportation and disposal of used oil.

    11. Lease between Vader, Inc. and Sam Linder Cadillac/Honda/Oldsmobile for 36 months commencing April 1, 1994 of a CD Spectrum Modular Office (it is contemplated that this asset will be purchased at closing).

    12. Monthly fees payable to the Reynolds & Reynolds Company pursuant to an electric parts catalogue system.

    13.                                     Monthly payments to Monterey Bay
Office Products for copier usage.

    14. Monthly fees payable to Pitney Bowes, Inc. in connection with mailing machine use.

    15. Various utility, garbage disposal, and similar contracts on a month-to-month or at-will basis necessary or convenient for the operation of the Seller's business located at 333 N. Main Street and 301 N. Main Street, Salinas, California.